United States securities and exchange commission logo





                     May 18, 2023

       Steven DeMartino
       President, CFO, Treasurer & Secretary
       Transact Technologies, Inc
       One Hamden Center
       2319 Whitney Ave
       Suite 3B
       Hamden, CT 06518

                                                        Re: Transact
Technologies Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 28,
2023
                                                            File No. 000-21121

       Dear Steven DeMartino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology